Exhibit 4

Appendix 3E
Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and

selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of Entity	ABN
Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	17-Jul-06

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

Before previous day	Previous day

3	Number of shares bought back or if buy-back is an equal access scheme, in relation to which acceptances have been received	0	75,000
4	Total consideration paid or payable for the shares	$0	$1,044,583

+ See chapter 19 for defined terms.

Appendix 3E
Daily share buy-back notice

Before previous day	Previous day

5	If buy-back is an on-market buy-back	highest price paid:	$0.00	highest price paid:	$13.98
		date:	n/a
		lowest price paid:	$0.00	lowest price paid:	$13.87
		date:	n/a
				highest price allowed
				under rule 7.33:	$14.0322

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an intention to buy back a maximum number of shares - the remaining number of shares to be bought back	44,925,000

Compliance statement

1.                  The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.                  There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date: 23/8/06
(Company secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.